EXHIBIT 99.1

PRESS RELEASE

Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Director of Investor Relations (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Reports
Fourth Quarter and Full Year 2009 Results

Highlights

•
Funds From Operations (FFO) was $0.12 per diluted share for the fourth quarter of 2009 and $0.48 per diluted share for the year ended December 31, 2009; excluding a third quarter non-cash impairment charge on a real estate operating asset, FFO was $0.57 per diluted share for 2009

•	Cash and availability under the credit facility was approximately $87 million at quarter end

•	Subsequent to the end of the quarter, the Company extended or refinanced all remaining 2010 debt maturities

•
27 new leases and renewals for 300,000 square feet were executed during the quarter including anchor leases with Whole Foods at Cobblestone Plaza, Toys ‘R Us at Coral Springs Plaza, and Academy Sports & Outdoors at Bolton Plaza

Indianapolis, Ind., February 17, 2010 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its fourth quarter and year ended December 31, 2009.  Financial statements and exhibits attached to this release include results for the three and twelve months ended December 31, 2009 and December 31, 2008.

Financial and Operating Results

For the three months ended December 31, 2009, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $8.7 million or $0.12 per diluted share for the Kite Portfolio compared to $10.0 million or $0.24 per diluted share for the same period in the prior year.  FFO in 2009 and 2008 is based on diluted shares and operating partnership units outstanding of 63.1 million and 33.9 million, respectively.  Diluted common shares outstanding in 2009 reflect the issuance of 28.75 million shares in the Company’s May equity offering.  The Company’s allocable share of FFO was $8.0 million for the three months ended December 31, 2009 compared to $8.1 million for the same period in 2008.

For the twelve months ended December 31, 2009, FFO for the Kite Portfolio was $28.7 million or $0.48 per diluted share, which reflects the increase in common shares from the Company’s May 2009 equity offering, compared to $45.1 million, or $1.17 per diluted share for the prior year.  Full year results for 2009 also reflect a previously disclosed third quarter non-cash impairment charge of $5.4 million or $0.09 per diluted share based on the full year weighted average share count.  As adjusted for this impairment charge, FFO was $0.57 per diluted share.  FFO per diluted share was based on 60.3 million diluted shares outstanding in 2009 and 38.6 million in 2008.  The Company’s allocable share of FFO was $24.9 million for the year ended December 31, 2009 compared to $35.4 million for 2008.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties, and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The Company believes presenting FFO in this manner allows investors and other interested parties to form a more meaningful assessment of the Company’s operating results.  For informational purposes, the Company also has provided FFO adjusted for the impairment charge recorded in September 2009.  The Company believes this supplemental information provides a meaningful measure of its operating performance.  A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the fourth quarter of 2009 was $29.3 million, down from $41.7 million for the same period in 2008.  This decrease reflects a decline in construction activity of $14.3 million.  Fourth quarter revenues from real estate operations were $24.4 million, an increase of $1.8 million or 8.2% over the prior year.  Net income attributable to Kite Realty Group Trust was $0.6 million for the fourth quarter of 2009 compared to a net loss in the prior year of $2.0 million which included the Company’s share of a $4.4 million write off of assets in connection with the liquidation of Circuit City.

The Company’s total revenue for the twelve months ended December 31, 2009 decreased from $142.1 million to $115.3 million, a decline of $26.8 million, of which $19.7 million related to lower construction activity and $7.0 million related to reduced gains on land and outlot sales.  The net loss attributable to Kite Realty Group Trust for the year ended December 31, 2009 was $1.8 million, which reflects the Company’s $4.7 million share of a non-cash impairment charge, compared to net income attributable to Kite Realty Group Trust of $6.1 million in 2008 which includes the Company’s share of the $4.4 million write off of assets in connection with the Circuit City liquidation and the Company’s share of a $2.7 million net loss from the sale of an operating property.

John A. Kite, Kite Realty Group’s Chairman and Chief Executive Officer said, "In 2009 we made important progress in addressing our debt maturities and available liquidity.  We ended the year with a combined $87 million in cash and availability on our line of credit and, subsequent to year-end, extended or refinanced all of our remaining 2010 debt maturities.  We reorganized, refocused and strengthened our leasing department which resulted in one of the highest levels of annual leasing production in our history.  Despite the market setbacks in 2009 and the industry challenges in 2010, we believe we are well positioned to take advantage of the changes in the real estate market cycle."

Operating Portfolio

As of December 31, 2009, the Company owned interests in 51 retail operating properties totaling approximately 8.4 million square feet.  The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 90.1% leased as of December 31, 2009, compared to 90.8% leased as of the end of the prior quarter.  This decrease is primarily attributable to a lease expiration of a junior anchor tenant at a center in Texas.

In addition, the Company owns four commercial operating properties totaling 499,221 square feet.  As of December 31, 2009, the owned net rentable area of the commercial operating portfolio was 96.2% leased, compared to 95.2% at the end of the prior quarter.  For the combined retail and commercial operating portfolio, the leased percentage was 90.7% as of December 31, 2009, compared to 91.2% at the end of the prior quarter.

On a same property basis, the leased percentage of 54 total operating properties was 90.5% at December 31, 2009 and 91.9% at December 31, 2008.  Same property net operating income for these properties decreased 3.0% in the fourth quarter and decreased 2.7% for the full year 2009 compared to the same periods in 2008.

Leasing Activities

During the fourth quarter of 2009, the Company executed a combined 27 new and renewal leases totaling approximately 300,000 square feet.  New leases were signed with 14 tenants for approximately 178,000 square feet of GLA.  These leases represent a 5.7% positive cash rent spread.  A total of 13 leases for 122,000 square feet were renewed during the quarter.  Rental rates for these renewals increased approximately 2.3% above previous rents.

Included in the leases signed during the quarter are leases with three anchor tenants.  Whole Foods leased approximately 35,000 square feet at Cobblestone Plaza, a development property in Pembroke Pines, Florida.  This lease brings the center to 74% leased as of December 31, 2009.  The Company also leased approximately 47,000 square feet to a Toys “R” Us and Babies “R” Us combination store at Coral Springs Plaza, a redevelopment property in Coral Springs, Florida.  This center was previously anchored by Circuit City and is now 100% leased.  Lastly, Academy Sports & Outdoors leased 66,500 square feet of a former Wal-Mart at Bolton Plaza in Jacksonville, Florida.  This property is currently under redevelopment and is now 50% leased.

For the year, the Company executed a combined 114 new and renewal leases totaling approximately 673,000 square feet.  New leases were signed with 61 tenants for approximately 369,000 square feet of GLA.  These leases represent a 4.4% positive cash rent spread.  A total of 53 leases for 304,000 square feet were renewed during the year.  Rental rates for these renewals decreased approximately 0.8% compared to previous rents.

Development Activities

As of December 31, 2009, the Company owned interests in two projects in the current development pipeline that are expected to total approximately 300,000 owned square feet.  The total estimated cost of these projects is approximately $87 million, of which approximately $73 million had been incurred as of December 31, 2009.  The Company also has five properties in its redevelopment pipeline representing a total of approximately 494,000 square feet with an estimated $15.7 million expected to be spent on redevelopment costs.

Financing Activities

Since the end of the third quarter, the Company refinanced or extended the maturity dates of all of its remaining 2009 and 2010 debt maturities.  The Company completed the following financing activities in the fourth quarter:

•
The Ridge Plaza operating property, in Oak Ridge, New Jersey, was financed with a $15 million permanent loan.  This loan has a maturity date of January 2017 and bears interest at a rate of LIBOR plus 325 basis points which the Company simultaneously hedged to fix the interest rate at 6.56% for the full term of the loan.

•	The $12 million loan on Boulevard Crossing in Kokomo, Indiana was retired and the asset was contributed to the line of credit collateral pool.

•	The Tarpon Springs Plaza loan was reduced to a balance of $14 million and the maturity date was extended to January 2013 at an interest rate of LIBOR plus 325 basis points.

•	The Estero Town Commons loan was reduced to a balance of $10.5 million and the maturity date was extended to January 2013 at an interest rate of LIBOR plus 325 basis points.

Subsequent to the end of the year, the Company completed the following financing activities:

•
The South Elgin Commons loan was reduced to a balance of $9.4 million. The maturity date was extended to September 2013 at an interest rate of LIBOR plus 325 basis points, subject to a LIBOR floor of 2.0%.

•	The construction loan on Cobblestone Plaza was reduced to a balance of $28 million and the maturity date was extended to February 2013 at an interest rate of LIBOR plus 350 basis points.

•	The Shops at Rivers Edge loan was reduced to a balance of $14.3 million and the maturity date was extended to February 2013 at an interest rate of LIBOR plus 400 basis points.

These loan extensions addressed all of the Company’s 2010 debt maturities with an average 14% paydown of the outstanding balances at the date of the extensions.

Distributions

On December 23, 2009, the Board of Trustees declared a quarterly cash distribution of $0.06 per common share for the quarter ended December 31, 2009 to shareholders of record as of January 7, 2010.  This distribution was paid on January 18, 2010.  Management and the Board will continue to evaluate the Company’s distribution policy on a quarterly basis.

Earnings Guidance

The Company expects FFO to be within a range of $0.42 to $0.47 per diluted share for the year ending December 31, 2010 and diluted net income to be within a range of $0.00 to $0.05 per share.  Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult.

While other factors may impact FFO and net earnings, the Company’s 2010 guidance is based primarily on the following assumptions:

•	Includes the full year effect of the May 2009 common equity offering;
•	Portfolio leased percentage ranging from 90% to 92% at December 31, 2010;
•	A decrease in same property net operating income ranging from 0.0% to 2.0%;
•	An interest rate environment consistent with the current forward yield curve for one month LIBOR and the 10-year US Treasury note;
•	Transactional FFO ranging from $0.01 to $0.03 on a pretax basis;
•	General and administrative expense ranging from approximately $5.5 million to $5.8 million;
•	No material acquisition or disposition activity;
•	Construction and service fee net margin ranging from $0.01 to $0.03 on a pretax basis.

The Company’s 2010 guidance is based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change.  The Company may change its guidance as actual and anticipated results vary from these assumptions.

Following is a reconciliation of the range of 2010 estimated diluted net income per share to estimated diluted FFO per share:

Guidance Range for 2010	Low	High
Diluted net income per share	$0.00	$0.05

Depreciation and amortization of consolidated and unconsolidated entities	0.42	0.42
Diluted FFO per share	$0.42	$0.47

Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Thursday, February 18th at 1:00 p.m. eastern time.  A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com.  The dial-in numbers are (888) 680-0865 for domestic callers and (617) 213-4853 for international callers (passcode 71504130).  In addition, a telephonic replay of the call will be available until May 18, 2010.  The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 26509761).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, expansion and development of high quality neighborhood and community shopping centers in selected growth markets in the United States.  The Company owns interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor Statement

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks, including access to capital at desirable terms; the risk that the Company’s assumptions related to its 2010 net income and FFO guidance change; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; risks related to property impairments; and other factors affecting the real estate industry generally.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

	December 31, 2009	December 31, 2008
Assets:
Investment properties, at cost:
Land	$226,506,781	$227,781,452
Land held for development	27,546,315	25,431,845
Buildings and improvements	736,027,845	690,161,336
Furniture, equipment and other	5,060,233	5,024,696
Construction in progress	176,689,227	191,106,309
	1,171,830,401	1,139,505,638
Less: accumulated depreciation	(127,031,144)	(104,051,695)
	1,044,799,257	1,035,453,943
Cash and cash equivalents	19,958,376	9,917,875
Tenant receivables, including accrued straight-line rent of $8,570,069 and $7,221,882, respectively, net of allowance for uncollectible accounts	18,537,031	17,776,282
Other receivables	9,326,475	10,357,679
Investments in unconsolidated entities, at equity	10,799,782	1,902,473
Escrow deposits	11,377,408	11,316,728
Deferred costs, net	21,509,070	21,167,288
Prepaid and other assets	4,378,045	4,159,638
Total Assets	$1,140,685,444	$1,112,051,906

Liabilities and Equity:
Mortgage and other indebtedness	$658,294,513	$677,661,466
Accounts payable and accrued expenses	32,799,351	53,144,015
Deferred revenue and other liabilities	19,835,438	24,594,794
Total Liabilities	710,929,302	755,400,275
Commitments and contingencies
Redeemable noncontrolling interests in the Operating Partnership	47,307,115	67,276,904
Equity:
Kite Realty Group Trust Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized 63,062,083 shares and 34,181,179 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	630,621	341,812
Additional paid in capital	449,863,390	343,631,595
Accumulated other comprehensive loss	(5,802,406)	(7,739,154)
Accumulated deficit	(69,613,763)	(51,276,059)
Total Kite Realty Group Trust Shareholders’ Equity	375,077,842	284,958,194
Noncontrolling Interests	7,371,185	4,416,533
Total Equity	382,449,027	289,374,727
Total Liabilities and Equity	$1,140,685,444	$1,112,051,906

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue:
Minimum rent	$18,000,595	$17,000,686	$71,612,415	$71,313,482
Tenant reimbursements	4,750,543	3,511,969	18,163,191	17,729,788
Other property related revenue	1,678,577	2,069,383	6,065,708	13,916,680
Construction and service fee revenue	4,855,122	19,148,029	19,450,789	39,103,151
Total revenue	29,284,837	41,730,067	115,292,103	142,063,101
Expenses:
Property operating	4,821,688	4,569,335	18,188,710	16,388,515
Real estate taxes	3,110,577	2,063,166	12,068,903	11,864,552
Cost of construction and services	4,233,332	16,860,244	17,192,267	33,788,008
General, administrative, and other	1,435,172	1,461,208	5,711,623	5,879,702
Depreciation and amortization	8,283,015	10,606,523	32,148,318	34,892,975
Total expenses	21,883,784	35,560,476	85,309,821	102,813,752
Operating income	7,401,053	6,169,591	29,982,282	39,249,349
Interest expense	(6,567,135)	(7,254,291)	(27,151,054)	(29,372,181)
Income tax (expense) benefit of taxable REIT subsidiary	(7,236)	(391,053)	22,293	(1,927,830)
Income from unconsolidated entities	—	629,489	226,041	842,425
Gain on sale of unconsolidated property	—	1,233,338	—	1,233,338
Non-cash gain from consolidation of subsidiary	—	—	1,634,876	—
Other income, net	98,191	15,497	224,927	157,955
Income from continuing operations	924,873	402,571	4,939,365	10,183,056
Discontinued operations:
Operating (loss) income from discontinued operations	(18,614)	(322,086)	(732,621)	330,482
Non-cash loss on impairment of real estate asset	—	—	(5,384,747)	—
Loss on sale of operating property	—	(2,689,888)	—	(2,689,888)
Loss from discontinued operations	(18,614)	(3,011,974)	(6,117,368)	(2,359,406)
Consolidated net income (loss)	906,259	(2,609,403)	(1,178,003)	7,823,650
Less: Net income (loss) attributable to noncontrolling interests	(262,982)	615,045	(603,763)	(1,730,524)
Net income (loss) attributable to Kite Realty Group Trust	$643,277	$(1,994,358)	$(1,781,766)	$6,093,126

Income (loss) per common share – basic and diluted
Income from continuing operations attributable to Kite Realty Group Trust common shareholders	$0.01	$0.01	$0.07	$0.26
Loss from discontinued operations attributable to Kite Realty Group Trust common shareholders	(0.00)	(0.07)	(0.10)	(0.06)
Net income (loss) attributable to Kite Realty Group Trust common shareholders	$0.01	$(0.06)	$(0.03)	$0.20

Weighted average common shares outstanding - basic	62,997,180	33,920,594	52,146,454	30,328,408
Weighted average common shares outstanding - diluted	63,132,990	33,920,594	52,146,454	30,340,449
Dividends declared per common share	$0.0600	$0.2050	$0.3325	$0.8200

Net income (loss) attributable to Kite Realty Group Trust common shareholders:
Income from continuing operations	$665,109	$365,475	$3,515,875	$7,945,260
Discontinued operations	(21,832)	(2,359,833)	(5,297,641)	(1,852,134)
Net income (loss) attributable to Kite Realty Group Trust common shareholders	$643,277	$(1,994,358)	$(1,781,766)	$6,093,126

Kite Realty Group Trust
Funds From Operations
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Consolidated net income (loss)1	$906,259	$(2,609,403)	$(1,178,003)	$7,823,650
Add loss on sale of operating property	—	2,689,888	—	2,689,888
Less non-cash gain from consolidation of subsidiary, net of noncontrolling interests	—	—	(980,926)	—
Less gain on sale of unconsolidated property	—	(1,233,338)	—	(1,233,338)
Less net income attributable to noncontrolling interests in properties	(137,333)	(23,877)	(879,463)	(61,707)
Add depreciation and amortization of consolidated entities, net of noncontrolling interests	7,908,465	11,030,742	31,601,550	35,438,229
Add depreciation and amortization of unconsolidated entities	—	102,051	157,623	406,623
Funds From Operations of the Kite Portfolio2	8,677,391	9,956,063	28,720,781	45,063,345
Less redeemable noncontrolling interests in Funds From Operations	(675,265)	(1,894,985)	(3,848,585)	(9,688,619)
Funds From Operations allocable to the Company2	$8,002,126	$8,061,078	$24,872,196	$35,374,726

Basic and Diluted FFO per share of the Kite Portfolio	$0.12	$0.24	$0.48	$1.17

Funds From Operations of the Kite Portfolio	$8,677,391	$9,956,063	$28,720,781	$45,063,345
Add back: Non-cash loss on impairment of real estate asset	—	—	5,384,747	—
Funds From Operations of the Kite Portfolio excluding non-cash loss on impairment of real estate asset	$8,677,391	$9,956,063	$34,105,528	$45,063,345
Basic and Diluted FFO per share of the Kite Portfolio (excluding non-cash loss on impairment of real estate asset)	$0.12	$0.24	$0.57	$1.17

Basic weighted average Common Shares outstanding	62,997,180	33,920,594	52,146,454	30,328,408
Diluted weighted average Common Shares outstanding	63,132,990	33,937,604	52,239,335	30,340,449
Basic weighted average Common Shares and Units outstanding	71,038,551	42,127,855	60,194,986	38,618,663
Diluted weighted average Common Shares and Units outstanding	71,174,361	42,144,865	60,287,866	38,630,704

____________________
1	Includes non-cash impairment loss on a real estate asset of $5,384,747 for the twelve months ended December 31, 2009.

2
“Funds From Operations of the Kite Portfolio” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest.  “Funds From Operations allocable to the Company” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.